UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2013

Strategic Storage Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53644

MD	32-0211624
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2013, the board of directors of Strategic Storage Trust, Inc. (the “Registrant”) appointed Ken Morrison to the position of Senior Vice President – Property Management. Mr. Morrison, age 46, also serves as President of Strategic Storage Property Management, LLC, the Registrant’s property manager, a position he has held since December 2011. Mr. Morrison’s primary responsibility is to oversee management of the Registrant’s self storage properties, which includes managing the day-to-day activities at the Registrant’s self storage facilities, maintaining and upgrading the properties in the Registrant’s self storage portfolio, and overseeing the Internet and Self Storage Marketing departments of the Registrant’s Sponsor. Prior to joining the Registrant’s property manager, Mr. Morrison held several executive management positions with Public Storage from 1998 until November 2011, where he was responsible for the oversight of 300 self storage facilities in 11 states and supervised a staff of 37 district managers. Prior to joining Public Storage, Mr. Morrison spent eight years in management with Safeway. Mr. Morrison has completed coursework at both West Valley College in Saratoga, California and the Center for Creative Leadership in San Diego, California.

The board of directors made no other changes to the composition of the Registrant’s executive officers.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

At the 2013 Annual Meeting of Stockholders of the Registrant held on June 10, 2013 (the “2013 Annual Meeting”), the following directors were each elected to serve as a director until the 2014 Annual Meeting of Stockholders or until his successor is duly elected and qualified:

Director	Votes For	Votes Withheld
H. Michael Schwartz	23,652,747	652,809
Harold “Skip” Perry	23,643,007	662,549
Timothy S. Morris	23,659,333	646,223

At the 2013 Annual Meeting, the appointment of CohnReznick LLP as the Registrant’s independent registered public accounting firm for the year ending December 31, 2013 was ratified by the following vote:

	Votes For	Votes Against	Votes Abstained
Ratification of Appointment of CohnReznick LLP	23,531,556	79,362	694,638

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE TRUST, INC.

Date: June 14, 2013	By:	/s/ Michael S. McClure
Michael S. McClure
Executive Vice President and Chief Financial Officer